As filed with the U.S. Securities and Exchange Commission on December 20, 2023

Registration No. 333-271531

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 7

to

Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ZEROSPO

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ZEROSPO

Higashiooi Urbanheim, 3F

5-19-9, Higashiooi, Shinagawa, Tokyo, Japan

Telephone: +81 90-2528-8139
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony L.G., PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Telephone: (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 7 is being filed solely for the purpose of filing exhibit 23.1, the Consent of BF Borgers CPA P.C., to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 7 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 6 to the Registration Statement filed on November 8, 2023, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices; PROVIDED THAT such indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification by the underwriter of us and our officers and directors for certain liabilities.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities.

The following sets forth information regarding all unregistered sales of our securities since our inception on June 1, 2022.

All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

Upon our incorporation on June 1, 2022, 1 ordinary share, US $0.001 par value, was allotted and issued to Charlotte Cloete, which was transferred to Yoshio Ukaji, Chief Executive Officer of the Company on the same day. On the same day, 99,999 ordinary shares, par value $0.001 per share, were issued to Yoshio Ukaji, Chief Executive Officer of the Company, at par.

On August 1, 2022, we entered into a share exchange agreement with Move Action and the shareholders of Move Action, and Yoshio Ukaji as the representative of such shareholders, pursuant to which on August 1, 2022, we acquired Move Action from the shareholders of Move Action in exchange for 10,000,000 ordinary shares, and Move Action became our wholly owned subsidiary.

On April 28, 2023, the Company repurchased 100,000 ordinary shares held by Yoshio Ukaji, Chief Executive Officer of the Company, for $0.001 per share for a total repurchase price of $100.

On May 19, 2023, we issued warrants to purchase 100,000 ordinary shares (“Komatsu Warrants”) to a single investor at an exercise price of $1.00 per share in connection with the issuance of a promissory note to such investor.

In connection with the private placement of a promissory note on May 19, 2023, Boustead Securities LLC received amended and restated warrants to purchase an aggregate of 28,000 ordinary shares at an assumed exercise price of $6.25 per share (125% of the high-end of the anticipated public offering price range set forth on the cover page of the initial public offering prospectus which forms a part of this registration statement) as a part of the compensation for placement agent services.

On May 23, 2023, the Company awarded 80,000 shares of restricted stock pursuant to the Plan to certain directors and officers vesting 25% per year.

On July 27, 2023, the Company entered into a Note Exchange Agreement, with HeartCore Enterprises, Inc., whereby HeartCore exchanged the HeartCore Note (accrued interest waived) in the principal amount of $300,000 for 600,000 ordinary shares at a price of $0.50 per share in connection with the private placement by the Company as described below.

On July 26, 2023, the Company entered into a Termination Agreement, with such investor, whereby the investor terminated both the Komatsu Note (accrued interest waived) and the Komatsu Warrant and reinvested the $100,000 from the Komatsu Note in 200,000 ordinary shares at a price of $0.50 per share in connection with the private placement by the Company as described below.

During the period from July 28, 2023 through August 16, 2023, the Company issued an aggregate of 2,609,592 ordinary shares at a purchase price of $0.50 per share (for an aggregate of $1,304,796 of gross proceeds less placement agent fees paid to Boustead Securities, LLC as a placement agent) to Selling Shareholders in a private placement under Rule 506(b) of Regulation D promulgated under the Securities Act or Regulation S promulgated under the Securities Act, as applicable.

In connection with private placements of ordinary shares from July 28, 2023 through August 16, 2023, Boustead Securities LLC received amended and restated warrants to purchase an aggregate of 126,671 ordinary shares at an assumed exercise price of $7.50 per share (150% of the high-end of the anticipated public offering price range set forth on the cover page of the initial public offering prospectus which forms a part of this registration statement) as a part of the compensation for placement agent services (the “Private Placement Warrants”). On November 8, 2023, Boustead Securities LLC and the Company cancelled the Private Placement Warrants prior to any exercise of such warrants.

We believe that each of the foregoing issuance was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering, Rule 506(b) thereunder, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in this issuance of securities.

We have not issued any other securities since the inception of the Company on June 1, 2022.

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Item 8. Exhibits and Financial Statement Schedules

(a)	The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1**	Amended and Restated Memorandum of Association and Articles of Association of the ZEROSPO

4.1**	Form of the Representative’s Warrant

4.2**	Warrant issued by ZEROSPO to HeartCore Enterprises, Inc. on July 19, 2022

4.3**	Form of Amended and Restated Placement Agent Warrant issued to Representative in connection with private placements

4.4**	Specimen Certificate for Ordinary Shares

5.1**	Opinion of Conyers Dill & Pearman regarding the validity of ordinary shares being registered

5.2**	Opinion of Anthony L.G., PLLC regarding the validity of Representative’s Warrants being registered.

8.1**	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

10.1**	Share Exchange Agreement, dated as of August 1, 2022, by and among the ZEROSPO, Move Action Co., Ltd. and shareholders of Move Action Co., Ltd.

10.2†**	2023 Equity Incentive Plan

10.3†**	Employment Agreement between ZEROSPO and Yoshio Ukaji dated May 23, 2023

10.4†**	Employment Agreement between ZEROSPO and Tadao Ukaji dated May 23, 2023

10.5†**	Employment Agreement between ZEROSPO and Daisaku Kadomae dated May 23, 2023

10.6**	Consulting and Services Agreement, dated March 31, 2022, between MoveAction Co., Ltd., and HeartCore Enterprises, Inc.

10.7†**	Form of Independent Director’s Agreement

10.8**	Form of Indemnification Agreement

10.9**	Audit Committee Charter

10.10**	English Translation of Franchise Agreement with Matoi Corporation.

10.11**	Headquarters Lease Agreement.

10.12**	Warrant Exchange Agreement dated July 19, 2022, among ZEROSPO, MoveAction Co., Ltd., and HeartCore Enterprises, Inc.

10.13**	Note Purchase Agreement, dated May 2, 2023, between ZEROSPO and HeartCore Enterprises, Inc.

10.14**	Promissory Note issued by ZEROSPO to HeartCore Enterprises, Inc. on May 2, 2023

10.15**	Note Exchange Agreement, dated July 27, 2023, between ZEROSPO and HeartCore Enterprises, Inc.

10.16**	Promissory Note issued by ZEROSPO to Shuhei Komatsu on May 19, 2023

10.17**	Termination Agreement, dated July 26, 2023, between ZEROSPO and Shuhei Komatsu

10.18**	Loan Agreement, dated June 5, 2023, between MoveAction Co., Ltd. and Shinryo Co., Ltd.

10.19**	Future Receivables Transfer Agreement, dated June 5, 2023, between MoveAction Co., Ltd. and Shinryo Co., Ltd.

10.20**	Form of Subscription Agreement (July to August 2023 Private Placement)

14**	Code of Ethics of ZEROSPO.

21.1**	List of Subsidiaries of the ZEROSPO.

23.1*	Consent of BF Borgers CPA P.C.

23.2**	Consent of Conyers Dill & Pearman (included in Exhibits 5.1 and 8.1)

23.3**	Consent of Anthony L.G., PLLC (contained in Exhibit 5.2)

24.1**	Power of Attorney (included on the signature page of this registration statement)

99.1**	Consent of Independent Director Nominee Tadachiyo Osada

99.2**	Application for Waiver of Requirements of Form 20-F, Item 8.A.4

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Includes management contracts and compensation plans and arrangements

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(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser:

(i) if the issuer is relying on Rule 430B:

(A) each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)	The Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tokyo, Japan on this 20th day of December, 2023.

ZEROSPO

By:	/s/ Yoshio Ukaji
Yoshio Ukaji
Chief Executive Officer and Director

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Yoshio Ukaji	Chairman, Chief Executive Officer and Director	December 20, 2023
Yoshio Ukaji	(Principal Executive Officer)

*	Chief Financial Officer	December 20, 2023
Daisaku Kadomae	(Principal Financial and Accounting Officer)

*	Chief Administrative Officer and Director	December 20, 2023
Tadao Ukaji

By:	/s/ Yoshio Ukaji
Yoshio Ukaji
Attorney-in-fact*

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of ZEROSPO, has signed this registration statement on December 20, 2023.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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